Exhibit 99.1

GAP INC. REPORTS APRIL AND FIRST QUARTER SALES RESULTS

Company Sharpens Focus for Long-Term Growth

SAN FRANCISCO - May 9, 2016 - Gap Inc. (NYSE: GPS) today announced April net sales were $1.12 billion for the four-week period ended April 30, 2016, compared with net sales of $1.21 billion for the four-week period ended May 2, 2015. For the first quarter of fiscal year 2016, Gap Inc.’s net sales were $3.44 billion compared with $3.66 billion for the first quarter last year.

Gap Inc. also announced that it will take steps to better position the company for improved business performance and to build for the future. The company is identifying opportunities to streamline its operating model to be more efficient and flexible, while more fully exploiting its scale advantage. Additionally, the company is evaluating its Banana Republic and Old Navy fleets, primarily outside of North America, in order to sharpen its focus on geographies with the greatest potential. More details will be shared during the company’s first quarter fiscal 2016 earnings announcement on May 19, 2016.

“Our industry is evolving and we must transform at a faster pace, while focusing our energy on what matters most to our customers,” said Art Peck, chief executive officer, Gap Inc. “We are committed to better positioning the business to recapture market share in North America and to capitalizing on strategic international regions where there is a strong runway for growth.”

April Comparable Sales Results
Gap Inc.’s comparable sales for April 2016 were down 7 percent versus a 12 percent decrease last year. Comparable sales by global brand for April 2016 were as follows:

•	Gap Global: negative 4 percent versus negative 15 percent last year

•	Banana Republic Global: negative 7 percent versus negative 15 percent last year

•	Old Navy Global: negative 10 percent versus negative 6 percent last year

First Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the first quarter of fiscal year 2016 were down 5 percent versus a 4 percent decrease last year. Comparable sales by global brand for the first quarter were as follows:

•	Gap Global: negative 3 percent versus negative 10 percent last year

•	Banana Republic Global: negative 11 percent versus negative 8 percent last year

•	Old Navy Global: negative 6 percent versus positive 3 percent last year

First Quarter Guidance
The company expects diluted earnings per share for the first quarter of fiscal year 2016 to be in the range of $0.31 to $0.32.

As previously disclosed, gross margins were pressured as the company entered April with more inventory than planned as a result of weaker than expected traffic, which began in late March 2016 and continued into April.

The company also noted that the Sunday and Monday of the Memorial Day holiday falls in the fiscal month of June this year versus May last year. The company expects the later holiday timing to negatively impact May sales results and benefit June sales results.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on May 9, 2016 and available for replay until 1:15 p.m. Pacific Time on May 13, 2016.

First Quarter Earnings
Gap Inc. will release its first quarter earnings results via press release on May 19, 2016 at 1:15 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results during a live conference call and webcast on May 19, 2016 from approximately 1:30 p.m. to 2:15 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 214046). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales
The company will report May sales at 1:15 p.m. Pacific Time on June 2, 2016.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the first quarter of fiscal year 2016; and

•	the impact of the later Memorial Day holiday timing.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations;

•	the risk that the company will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that if the company is unable to manage its inventory effectively, its gross margins will be adversely affected; and

•	the risk that comparable sales and margins will experience fluctuations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 9, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com